Exhibit 10.21

[DATE]

NOTICE OF STOCK OPTION AWARD

[NAME & ADDRESS]

Dear [ First Name ]:

In recognition of your commitment and support of Commercial Federal Bank, the Compensation Committee authorized 5,000 stock options to be awarded to each director as of [ DATE OF COMMITTEE MEETING ]. The options are awarded under the Commercial Federal 2002 Stock Option Plan at $                     per share. The options are fully vested immediately. The exercise price of the options will remain constant at $                     and your option to purchase these shares is good through                                  (10 years from the grant date.)

This letter is your official notice of your Stock Option Award. You should retain it with your important papers. This Option Award will be posted to your Optionee Statement by our Stock Option Plan Administrator, Transcentive, Inc. As a reminder, you can locate information on this and your other stock option awards at any time via Transcentive’s WealthViews website, https://wwww.wealthviews.com/cfb. To access the system your user ID and personal identification number (PIN) are required. Your User ID is your social security number without dashes. You may request your PIN via e-mail at wealthviews@transcentive.com.

Please contact me at (402) 514-5445 if you have any questions regarding your grant or the WealthViews site.

Thank you again for your support of Commercial Federal.

Sincerely,

John Griffith

Senior Vice President

Human Resources Director